Exhibit 10.31

RETENTION AGREEMENT

This retention Agreement (this “Agreement”) is made and entered into this 12th day of July, 2019 by and between Select Interior Concepts, Inc., a Delaware corporation (the “Company”) and Shawn Baldwin (“Executive”).

1.Retention Payment.  Subject to the terms and conditions of this Agreement, the Company shall pay to Executive the Retention Payment, less withholding for all applicable taxes, in a single lump sum within thirty (30) days following the Retention Date, provided that, except as otherwise provided in Section 2 and Section 3 hereof, Executive is employed by the Company on the Retention Date.

2.Termination of Employment.  Notwithstanding the anything in this agreement to the contrary, if Executive incurs a Qualifying Termination prior to the Retention Date, then the Company shall pay to Executive the Retention Payment, less withholdings for all applicable taxes, in a single lump sum within thirty (30) days following the date of Executive’s Qualifying Termination, provided that (i) Executive executes a Release Agreement within the time period specified in the Release Agreement and does not revoke such Release Agreement within any revocation period specified in the Release Agreement.  If Executive’s employment with the Company is terminated for any reason other than by reason of a Qualifying Termination prior to the Retention Date, then Executive shall not be entitled to the Retention Payment.

3.Change in Control.  Notwithstanding the anything in this agreement to the contrary, in the event of a Change in Control, prior to the Retention Date, then the Company shall pay to Executive the Retention Payment, less withholdings for all applicable taxes, in a single lump sum within thirty (30) days following the date of Executive’s Qualifying Termination.

4.Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Cause” shall have the meaning set forth in the Employment Agreement.

(b)“Change in Control” shall have the meaning set forth in the Employment Agreement.

(c)“Code” means the Internal Revenue Code of 1986, as amended from time to time.  For purposes of this Agreement, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(d) “Disability” has the meaning set forth in the Employment Agreement.

(e)“Employment Agreement” means the Employment Agreement, dated as of October 22, 2018, as amended, by and between the Company and Executive.

(f)“Good Reason” has the meaning set forth in the Employment Agreement.

(g)“Qualifying Termination” means Executive’s termination of employment with the Company by the Company without Cause or by Executive for Good Reason.  For the avoidance of doubt, in no event shall Executive be deemed to have experienced a Qualifying Termination as a result of (i) Executive’s death or Disability, (ii) Executive’s resignation from employment with the Company for any reason other than for Good Reason, or (iii) Executive’s termination of employment by the Company for Cause.

(h)“Release Agreement” means a separation agreement containing a full general release of claims and covenant not to sue in the form provided by the Company.

(i)“Retention Date” means May 15, 2020.

(j)“Retention Payment” means an amount equal to One Hundred Seventy Five Thousand Dollars ($175,000).

5.Full Settlement; No Mitigation.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

6.Successors.

(a)This Agreement is one for personal services and may not be assigned by Executive.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)This Agreement shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

7.Code Section 409A.

(a)This Agreement shall be interpreted and administered in a manner so that any amount payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)Notwithstanding anything in this Agreement to the contrary, to the extent that any amount that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable hereunder by reason of Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable to Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  If this provision prevents the payment of any Non-Exempt Deferred Compensation, such payment shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service”, or such later date as may be required by Section 10(c) hereof.

(c)Notwithstanding anything in this Agreement to the contrary, if any Non-Exempt Deferred Compensation would otherwise be payable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a Specified Executive (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), Executive’s right to receive payment of such Non-Exempt Deferred Compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service.  For purposes of this Agreement, the term “Specified Executive” has the meaning given such term in Code Section 409A.

(d)Whenever in this Agreement a payment is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination; failing which such payment or benefit shall be forfeited.  If such payment constitutes Non-Exempt Deferred Compensation, then such payment that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination provided such release shall have been executed and such revocation periods shall have expired.  If such payment or benefit is exempt from Section 409A of the Code, then the Company may elect to make or commence payment at any time during such period.

8.Miscellaneous.

(a)The Company and Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California without giving effect to its conflicts of law principles.

(c)This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: On file with the Company	If to the Company: Select Interior Concepts, Inc. 400 Galleria Parkway, Suite 1760 Atlanta, Georgia 30339 Attention:

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(e)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(h)This Agreement, together with the Employment Agreement, contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement.

(i)The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(j)This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Shawn Baldwin
Shawn Baldwin

SELECT INTERIOR CONCEPTS, INC.

By:	/s/ Tyrone Johnson
Name:	Tyrone Johnson
Title:	CEO

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